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Exhibit 8



                              List of Subsidiaries


1 .................... Jiangxi LDK Solar Hi-Tech Co., Ltd.

2 .................... LDK Solar International Company Limited

3 .................... LDK Solar USA Inc.

4 .................... Jiangxi LDK PV Silicon Technology Co., Ltd.

5 .................... Jiangxi LDK Solar Polysilicon Co., Ltd.